Exhibit 10.32(b)

LETTER AGREEMENT AND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS LETTER AGREEMENT (“Agreement”) is dated and effective as of December 31, 2011, between CHARTER COMMUNICATIONS, INC., a Delaware corporation (the “Company”), and Donald Detampel, (the “Executive”).

WHEREAS, the Executive and the Company have previously entered into an Employment Agreement dated October 13, 2010, (“Employment Agreement”) and the parties desire to amend the Employment Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.     The Employment Agreement shall be amended to add the following proviso to Section 15(h) to the Employment Agreement:

“; provided that, and notwithstanding anything in this Agreement to the contrary, if Executive terminates his or her employment for Good Reason or if the Company terminates Executive's employment other than for Cause or Executive's death or Disability on or prior to December 31, 2013, Executive shall receive an amount equal to two (2) times the Executive's then-current rate of Annual Base Salary and Target Bonus, which total sum shall be payable immediately following the Date of Termination in fifty-two (52) equal bi-weekly installments in accordance with the Company's normal payroll practices commencing with the next payroll date immediately following the 30 day anniversary of the Date of Termination.”

2.    All other provisions of the Employment Agreement shall remain in full force and effect.

3.     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.
CHARTER COMMUNICATIONS, INC.
By:     /s/ Abigail Pfeiffer
Print Name: Abigail Pfeiffer
Title: SVP, Human Resources

EXECUTIVE

By:     /s/Donald Detampel
Print Name:    Donald Detampel